Exhibit 99.8


                          SUBORDINATED PROMISSORY NOTE


 Principal Amount:  $5,000,000                               Scottsdale, Arizona
 Interest Rate Per Annum: 4.46%                                 January 25, 2008


          FOR VALUE RECEIVED, the undersigned QUEPASA CORPORATION, a Nevada corporation (the "Maker"), hereby promises to pay to the order of MEXICANS & AMERICANS TRADING TOGETHER, INC., a Delaware corporation (the "Payee"), the unpaid principal amount of all amounts loaned by Payee to Maker under this Subordinated Promissory Note (the "Note") together with all accrued and outstanding interest in respect of such principal amount and all other amounts payable hereunder, in accordance with the terms of this Note.

1. Extension of Loan. On the date hereof, Payee is extending a loan of $5,000,000 to Maker. By its execution of this Note, Maker acknowledges receipt of such funds.

2.   Repayment of Principal.

     (a) As between Maker and Payee. Maker shall repay the principal amount of this Note, together with all accrued and outstanding interest in respect of such principal amount and all other amounts payable hereunder upon the first to occur of: (i) October 16, 2016, (ii) the exercise by Holder (as defined therein) of all or a portion of that certain Common Stock Purchase Warrant (Series 1) for 1,000,000 shares of Common Stock, issued as of October 17, 2006, as amended, and/or that certain Common Stock Purchase Warrant (Series 2) for 1,000,000 shares of Common Stock, issued as of October 17, 2006, as amended, but only in the principal amount (which together with all accrued interest) is equal to the exercise price payable by the Payee to Maker with respect to the exercise of such Warrants, (iii) any liquidation, dissolution, winding up, or liquidating dividend of Maker, (iv) the commencement of any Insolvency or Liquidation Proceeding (as defined below), (v) upon the acceleration of the maturity hereof by Payee after the occurrence of an Event of Default hereunder as provided in
          Section 11, or (vi) upon the occurrence of (x) any consolidation or merger of Maker with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Maker immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (y) any transaction or series of related transactions to which the Maker is a party in which in excess of fifty percent (50%) of the Maker's voting power is transferred; or (z) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Maker; except in the case of this clause (vi) for a transaction with respect to which the weighted average


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          (based on daily trading volume of the principal market) closing price of Maker's common stock for the 30 days following the announcement of such transaction exceeded $2.75 per share (adjusted for stock splits, dividends and similar transactions subsequent to the date hereof). This Note may be prepaid, in whole or in part, at any time, at the option of the Maker.

     (b) As among holders of Pari Passu Debt. Subject to Section 12, in the event that the Payee receives any payment with respect to this Note (other than a payment or deemed payment pursuant to Section 2(a)(ii)) that is greater than its pro rata share (based on outstanding principal amount) of all payments concurrently made to the holders of Pari Passu Debt, then the amount of such payment in excess of the pro rata share (the "Excess Payment") shall be held by Payee, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Pari Passu Debt as their interests may appear or their Representative under the agreements (if any) pursuant to which Pari Passu Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Pari Passu Debt remaining unpaid. Payee shall be subrogated to the rights of holders of Pari Passu Debt to the extent that distributions otherwise payable to Payee have been applied to the payment of Pari Passu Debt.

3. Payment of Interest. Interest shall accrue on the unpaid principal amount outstanding hereunder from the date of this Promissory Note until such principal amount is paid in full at an interest rate equal at all times to the rate set forth above, compounded annually. Maker shall only be required to pay interest on the outstanding principal amount in connection with the payment (or prepayment) or maturity of principal hereunder.

4. No Right of Set-Off. Maker shall not have, and hereby expressly waives, the right to withhold and set-off against any amount due hereunder any amounts due Maker from Payee.

5. Payment Mechanics. Principal, interest and other amounts due hereunder are payable in lawful money of the United States of America in same day or immediately available funds to the account of Payee as specified in writing, or at such other place or places as the Payee may, from time to time, designate in writing. All computations of interest under this Note shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a business day, such payment shall be due instead on the next succeeding business day, and such extension of time shall in such case be included in the computation of such payment of interest and not in the computation of the succeeding payment of interest.


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6.   Certain Covenants

     (a) Payment on Pari Passu Debt. Maker shall not make any payments on any Pari Passu Debt (other than the acceptance of such Pari Passu Debt in payment of the exercise price of any warrant for Maker's common stock in a manner similar to Section 2(a)(ii) hereof) unless and until Maker pays a ratable payment on this Note (for example, if Maker pays, in cash, 50% of the outstanding principal amount of any Pari Passu Debt, then Maker must simultaneously pay, in cash, 50% of the principal amount of this Note).

     (b) Incurrence of Indebtedness. Without the prior written consent of the holders of a majority of the outstanding principal amount of this Note and the Pari Passu Debt voting as a single class (the "Requisite Holders"), the Company and its subsidiaries shall not incur, create, assume, or in any manner become or be liable, as principal obligor, guarantor, or otherwise, with respect to any indebtedness for borrowed money (whether secured or unsecured, and including capital leases), except the following:

          (i) Purchase Money Debt and Capital Lease Obligations. Purchase money debt and capital lease obligations used to finance the acquisition of equipment in the ordinary course of business, not exceeding the purchase price of the equipment financed or subject to the capital lease, as the case may be, and not imposing a lien or security interest on any assets other than the equipment so financed.

          (ii) Other Indebtedness. Other Indebtedness for borrowed money not to exceed $3 million.

          (iii) Pari Passu Debt. The Pari Passu Debt incurred in connection with and as a condition to the incurrence of this Note.

          (iv) Endorsements. Endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business.

     (c) Right to Participate in Future Lendings. To the extent that Maker incurs additional indebtedness due to any holder of Pari Passu Debt or any affiliate of such holder, Payee shall have the right (but not the obligation) to provide its pro rata share (based on the outstanding principal amount of this Note and such Pari Passu Debt) of such additional indebtedness.

7. Expenses. Maker shall pay on demand all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, in each case reasonable attorneys' fees.

8. Assignment. Subject to compliance with the Securities Act of 1933, as amended, and any applicable state or other federal securities laws, Payee shall have the right to assign its

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     rights hereunder or any interest herein without the prior written consent of Maker. Upon delivery of written notice to Maker of any such assignment, any such assignee shall, except as otherwise specified in the relevant assignment document, succeed to all of the rights of Payee hereunder. Maker may not assign its obligations hereunder without the prior written consent of Payee. All the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the Maker shall bind its successors, whether so expressed or not.

9. Governing Law; Waiver of Jury Trial. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. PAYEE AND MAKER HEREBY KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COUNSEL WAIVE TRIAL BY JURY IN ANY ACTIONS, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE OR THE NOTE PURCHASE AGREEMENT.

10. No Implied Waiver; Waivers. No failure on the part of Payee to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

11. Default; Default Interest. Time is of the essence of this Note. If any Event of Default shall occur hereunder, which Event of Default is not cured following the giving of any applicable notice and within any applicable cure period set forth herein, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder, together with all unpaid interest accrued thereon, shall, at the option of Payee and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. Further, upon the occurrence of any Event of Default as set forth herein, at the option of Payee and upon written notice to Maker, all accrued and unpaid interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at an annual rate (the "Default Rate") equal to the lesser of (i) the rate that is five percentage points (5.0%) in excess of the above-specified interest rate, or (ii) the maximum rate of interest allowed to be charged under applicable law (the "Maximum Rate"), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. All such interest shall be paid at the time of and as a condition precedent to the curing of any such Event of Default.

12. Subordination . Maker and Payee agree that the indebtedness evidenced by the Note is subordinated in right of payment, to the extent and in the manner provided herein, to the prior payment in full of all Senior Obligations (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Obligations.

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     (a)  Upon any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to creditors in any Insolvency or Liquidation Proceeding with respect to Maker, all amounts due or to become due under or with respect to all Senior Obligations shall first be paid indefeasibly in full in cash before any payment is made on account of this Note. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to which Payee would be entitled shall be paid by Maker or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by Payee if received by it, directly to the holders of Senior Obligations (pro rata to such holders on the basis of the amounts of Senior Obligations held by such holders) or their Representative, as their interests may appear, for application to the payment of the Senior Obligations remaining unpaid until all such Senior Obligations have been paid indefeasibly in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Obligations.

     (b) (i) Upon the receipt of a notice of default and during the continuation of any default in the payment of principal of, interest or premium, if any, on any Senior Obligations, or in the event that any event of default (other than a payment default) with respect to any Senior Obligations shall have occurred and Maker has received notice thereof and such default shall be continuing and shall have resulted in such Senior Obligation becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (ii) upon the receipt of a notice of default and during the continuation of any event of default, other than an event of default as described in clause (i) above, with respect to any Senior Obligations that permits the holders of such Senior Obligations (or their Representative or Representatives) to declare such Senior Obligations due and payable prior to the date on which it would otherwise have become due and payable, then no cash payment or other distribution or transfer of assets shall be made by or on behalf of Maker on account of this Note (except that the issuance of common stock to Payee pursuant to the Series 1 and Series 2 warrant as contemplated in Section 2(a)(ii) in return for the full or partial surrender by Payee of this Note shall be permitted), unless and until such default shall have been cured or waived in writing in accordance with the instruments governing such Senior Obligations or such acceleration shall have been rescinded or annulled.

     (c) In the event that the Payee receives any payment with respect to this Note at a time when such payment is prohibited by the provisions hereof, such payment shall be held by Payee, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Obligations as their interests may appear or their Representative under the agreements (if any) pursuant to which Senior Obligations may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Obligations remaining unpaid to the extent necessary to pay

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

          such Senior Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations.

     (d) After all Senior Obligations are paid in full and until this Note is paid in full, Payee shall be subrogated (equally and ratably with all other Pari Passu Debt) to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations to the extent that distributions otherwise payable to Payee have been applied to the payment of Senior Obligations. A distribution made under this Note to holders of Senior Obligations that otherwise would have been made to Payee is not, as between Maker and Payee, a payment by Maker on this Note.

     (e) The "Subordination" section of this Note defines the relative rights of Payee and holders of Senior Obligations. Nothing in this Note shall impair, as between Maker and Payee, the obligations of Maker, which are absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms or affect the relative rights of Payee and creditors of Maker other than their rights in relation to holders of Senior Obligations.

     (f) No right of any holder of Senior Obligations to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by Maker or Payee or by the failure of Maker or Payee to comply with this Note.

     (g) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Obligations, or any of them, may, at any time and from time to time, without the consent of or notice to Payee, without incurring any liabilities to Payee and without impairing or releasing the subordination and other benefits provided in this Note or the obligations of Payee to the holders of the Senior Obligations, even if any right of reimbursement or subrogation or other right or remedy of Payee is affected, impaired or extinguished thereby, take any action with respect to the Senior Obligations, including, without limitation, any one or more of the following:

          (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any Senior Obligations, any security therefor or guaranty thereof or any liability of any obligor thereon (including any guarantor) to such holder, or any liability incurred directly or indirectly in respect thereof or otherwise amend, renew, exchange, extend, modify, increase or supplement in any manner any Senior Obligations or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Obligations are outstanding;

          (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any property pledged, mortgaged or

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               otherwise securing Senior Obligations or any liability of any obligor thereon, to such holder, or any liability incurred directly or indirectly in respect thereof;

          (iii)settle or compromise any Senior Obligations or any other liability of any obligor of the Senior Obligations to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Obligations) in any manner or order; and

          (iv) fail to take or to record or to otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Obligations by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against any obligor or any guarantor or any other person, elect any remedy and otherwise deal freely with any obligor and any security for the Senior Obligations or any liability of any obligor to such holder or any liability incurred directly or indirectly in respect thereof.

     (h) Whenever a distribution is to be made or a notice given to holders of Senior Obligations, the distribution may be made and the notice given to their Representative. Upon any payment or distribution of assets of Maker referred to in the "Subordination" section of this Note, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other person making any distribution to Payee for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Obligations and other indebtedness of Maker, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the "Subordination" section of this Note.

13.  Definitions.

     (a)  "Event of Default" means the occurrence of any of the following:

          (i) Maker's failure to pay principal or interest when due under this Note.

          (ii) Any representation or warranty by Maker in the Note Purchase Agreement of even date herewith was incorrect in any material respect as of the date thereof.

          (iii)Fifteen (15) days following Payee's written notice to Maker of Maker's failure to comply with, observe, or perform any covenant contained in this Note; provided, however, as to any such breach that is reasonably susceptible to being cured, the occurrence of such breach shall not constitute an Event of Default hereunder if such breach is fully cured within such fifteen (15) day period.

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          (iv) Default in the payment of principal of, interest or premium, if any, on any Senior Obligation or Pari Passu Debt exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00) (a "Material Debt") in the aggregate or in the event that any event of default (other than a payment default) with respect to any Material Debt shall have occurred and Maker has received notice thereof and such default shall have resulted in such Material Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable.

     (b) "Insolvency or Liquidation Proceeding" means (i) any voluntary or involuntary insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Maker or to the creditors of Maker, as such, or to the assets of Maker, or (ii) any liquidation, dissolution, reorganization or winding up of Maker, whether voluntary or involuntary and involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Maker.

     (c) "Obligations" means any principal, interest, penalties, expenses, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Senior Obligations or Pari Passu Debt, as the case may be.

     (d) "Pari Passu Debt" means any indebtedness of Maker which by its terms is pari passu in right of payment to this Note and which contains provision substantially similar to Section 2(b) hereof. Maker agrees that the approximately $2 million of additional new indebtedness of Maker incurred in connection with and as a condition to this Note includes terms designating such indebtedness as Pari Passu Debt.

     (e) "Representative" means the trustee, agent or representative for any Senior Obligations or Pari Passu Debt, as the case may be.

     (f) "Senior Obligations" shall mean all obligations (whether now outstanding or hereafter incurred) for the payment of indebtedness for borrowed money which Maker is responsible or liable as obligor, guarantor or otherwise, except those which by their express terms are pari passu in right of payment with this Note.

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     IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first set forth above.





                                      QUEPASA CORPORATION



                                      By:
                                           -------------------------------------
                                           Name:
                                           Title:





ACCEPTED:



MEXICANS & AMERICANS TRADING
TOGETHER, INC.



By:
     ------------------------------------
     Name:
     Title:





             Signature Page to Quepasa Subordinated Promissory Note